Exhibit 99.1

Consent to be Named as a Director
January 17, 2025

Focus Impact BH3 NewCo, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto, including the proxy statement/prospectus included therein, as a nominee to the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,
/s/ Wray Thorn
Wray Thorn